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                                                                    EXHIBIT 11.5

                             PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                           YEAR ENDED DECEMBER 31, 1997
                                                    -------------------------------------------
                                                      NUMBER         PERCENT        EQUIVALENT
                                                     OF SHARES     OUTSTANDING         SHARES
                                                    ----------     -----------     ------------
COMMON STOCK
   From Founders' Stock                              2,300,000          100.00%       2,300,000
   Stock Options Exercised                             731,072           90.01%         658,012
   Preferred Stock Converted to Common Stock        15,310,943          100.00%      15,310,943
   1994 Common Stock Offerings                      11,242,857          100.00%      11,242,857
   1995 Common Stock Offerings                       4,323,874          100.00%       4,323,874
   1996 Common Stock Offering                        6,000,000          100.00%       6,000,000
   Employee Stock Purchase Plan Shares Issued           75,891           59.41%          45,087
   1997 Warrants Exercised                              48,300           84.33%          40,732
                                                    ----------                     ------------
                                                    40,032,937                       39,921,505

WEIGHTED AVERAGE SHARES OUTSTANDING                                                  39,921,505

NET LOSS                                                                           $(43,887,000)


NET LOSS PER SHARE                                                                 $      (1.10)
                                                                                   ============
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